EXHIBIT 99.1

                                      For:      Kasper A.S.L., Ltd.

                                      Contact:  Joseph B. Parsons
                                                EVP and Chief Financial Officer
                                                (201) 864-0328


FOR IMMEDIATE RELEASE
---------------------

  -- KASPER A.S.L. LTD. REPORTS 25.1% INCREASE IN REVENUE IN THIRD QUARTER 2003
                           COMPARED TO PRIOR YEAR --


NEW YORK - November 12, 2003 - Kasper A.S.L. Ltd. (KASPQ.OB) today reported financial results for the third quarter and thirty-nine weeks ended September 27, 2003.

Total revenue for the third quarter of 2003 increased 25.1% to $128.0 million from $102.3 million in the prior year. Net income for the third quarter of 2003 increased to $27.5 million, or $4.04 per share on a fully diluted basis, compared to $10.0 million, or $1.47 per share, in the third quarter of 2002. In 2003, due to a resolution with the Internal Revenue Service ("IRS"), certain operating losses not previously available are being utilized to offset taxable income and certain tax reserves previously established have been reversed, resulting in an income tax benefit of $7.6 million. Assuming no utilization of operating losses or reversal of tax reserves and an effective tax rate of 42%, net income for the third quarter of 2003 would have been $11.5 million, or $1.69 per share compared to $10.0 million, or $1.47 per share in 2002.

Total revenue for the first nine months of 2003 increased 11.2% to $324.1 million from $291.4 million in the prior year. Net income for the first nine months of 2003 increased to $36.9 million, or $5.43 per share on a fully diluted basis, compared to a net loss of $8.8 million, or $1.29 per share, in the first nine months of 2002. In 2003, due to a resolution with the IRS, certain operating losses not previously available are being utilized to offset taxable income and certain tax reserves previously established have been reversed, resulting in an income tax benefit of $725 thousand. Assuming no utilization of operating losses or reversal of tax reserves and an effective tax rate of 42%, net income for the first nine months of 2003 would have been $21.0 million, or $3.09 per share. The first nine months of 2002 included a $30.4 million charge for a cumulative effect of a change in accounting principle. Before the charge, net income for the first nine months of 2002 was $21.6 million, or $3.18 per share.

As more fully described in the Company's Annual Report on Form 10-K ("Annual Report"), as a result of its highly leveraged financial position, on February 5, 2002 the Company filed for reorganization under Chapter 11 of the Bankruptcy Code. Also, as more fully described in the Annual Report, beginning in the fourth quarter of 2000, the Company substantially restructured its business. As a result, the financial statements for the thirty-nine weeks ended September 27, 2003 and September 28, 2002 include reorganization costs, restructuring and other credits and charges, reserve reversals as a result of changes in estimates and a cumulative effect of change in accounting principle (together, the "Special Charges and Credits") that make comparisons difficult.

Excluding the Special Charges and Credits and reversal of tax reserves, and assuming an effective tax rate of 42%, for the third quarter of 2003 and 2002, net revenues were $128.0 million and $102.3 million, respectively, and net income was $12.1 million and $10.4 million, respectively, and for the first nine months of 2003 and 2002 net revenues were $324.1 million and $281.7 million, respectively, and net income was $24.5 million and $14.2 million, respectively.

The following reconciliation of the reported net revenues and net income (loss) to net revenues and net income (loss) excluding the Special Charges and Credits and reversal of tax reserves, and assuming an effective tax rate of 42% will facilitate the comparison of the current year performance with the prior year performance:


                                                                THIRTEEN WEEKS ENDED                     THIRTY-NINE WEEKS ENDED
                                                        --------------------------------------    ----------------------------------
                                                           SEPT. 27,        SEPT. 28,                 SEPT.27,        SEPT. 28,
                                                             2003           2002                         2003          2002
                                                        -----------------  ------------------------------------  ------------------
                                                                                     (in thousands)
                                                                                                                    (RESTATED)
Total revenue....................................              $ 127,982          $102,319           $ 324,108            $ 291,434
Reserve reversals (a)............................                     --                --                  --              (9,688)
                                                        -----------------  ----------------    ----------------  ------------------
Total revenue excluding Special Charges and
Credits..........................................              $ 127,982          $102,319            $324,108            $281,746
                                                        =================  ================    ================  ==================

Net income (loss)................................                 27,451           $ 9,971            $ 36,946            $ (8,789)
Reverse income tax benefit.......................                 (7,601)               --                (725)                 --
Income tax of 42%................................                 (8,337)               --             (15,213)                 --
                                                        -----------------  ----------------    ----------------  ------------------
Net income (loss) with income tax of 42%..                        11,513             9,971              21,008              (8,789)
                                                        -----------------  ----------------    ----------------  ------------------
Reserve reversals (a)...........................                      --                --                  --             (14,005)
Restructuring and other (credits) charges.......                    (261)               11                (261)             (1,923)
Reorganization costs.............................                  1,271               667               6,323               3,134
Cumulative effect of change in accounting
principle........................................                     --                --                  --              30,400
                                                        -----------------  ----------------    ----------------  ------------------
   Total Special Charges and Credits.........                      1,010               678               6,062              17,606
                                                        -----------------  ----------------    ----------------  ------------------
Provision (benefit) for income taxes..........                       424               285               2,546              (5,373)
                                                        -----------------  ----------------    ----------------  ------------------
   Total Special Charges and Credits net of
income taxes.....................................                    586               393               3,516              22,979
                                                        -----------------  ----------------    ----------------  ------------------
Net income excluding Special Charges and
Credits with income tax of 42%...............                    $12,099           $10,364             $24,524             $14,190
                                                        =================  ================    ================  ==================\


 (a) Reserve reversals as a result of changes in estimates as more fully described in the Third Quarter 2003 Report on Form 10-Q.

      The Company believes that the Special Charges and Credits that make comparisons of fiscal 2003 to fiscal 2002 difficult are the result of expenses incurred, estimates made, and changes in estimates relating to business restructuring, the bankruptcy and related reorganization costs. The Company has completed its business restructuring and believes that after emerging from Bankruptcy such Special Charges and Credits will not be recurring.

      The Company believes that net revenues and net income excluding the Special Charges and Credits and reversal of tax reserves, and assuming an effective income tax rate of 42% may not be indicative of the results of peer companies. However, the Company believes that the presentation excluding the Special Charges and Credits and reversal of tax reserves, and assuming an effective income tax rate of 42% is representative of the Company's core net revenues and net income and the Company uses this measure for purposes of evaluating its business operations.

      John D. Idol, Chairman and Chief Executive Officer, said, "We are encouraged by the results for the third quarter and first nine months and are pleased with the net revenue and profit improvements. Additionally, we have controlled expenses and have a strong balance sheet. The improvement in our results is underscored by the 18.2% increase in our retail comp sales during the third quarter.

      "While we have experienced an improvement in the general retail environment, we remain cautious about the balance of the fall season. Our management team remains focused on maximizing our profitability and continuing the operating improvements we have made."

      As previously announced, the Company has entered into an agreement to be acquired by Jones Apparel Group, Inc. (NYSE:JNY). The bid purchase price consists of $204 million in cash and the assumption of deferred liabilities, primarily pre-paid royalties, projected to be $11.5 million at closing, for an aggregate value of $215.5 million, plus the assumption of certain other liabilities. In addition, the purchase price is subject to adjustments.

      Following the confirmation of the Jones purchase agreement, it became apparent that equity interest holders would be entitled to a distribution of a portion of the proceeds resulting from the sale of the Company to Jones. Accordingly, the U.S. Trustee appointed an Equity Committee on October 9, 2003. On November 10, 2003, the Creditors' Committee and the Equity Committee reached a comprehensive agreement on the distribution of the proceeds.

      As previously announced, Jones Apparel Group, Inc. (NYSE: JNY) agreed to increase its purchase price for the Company by $17.0 million subject to the fulfillment of certain conditions including: the support for the Plan by the Creditors Committee and certain large holders of the Company's Senior Notes; the support for the Plan by the Equity Committee and certain large holders of the common stock of the Company; the confirmation of the Company's Plan; and, closing of the sale to Jones by December 5, 2003. The adjusted purchase price consists of $221.0 million in cash and the assumption of pre-paid royalties projected to be $11.5 million at closing, for an aggregate value of $232.5 million, plus the assumption of certain other liabilities. In addition, the purchase price is subject to adjustments, including an adjustment based on working capital.

      The sale of the Company will be implemented through the Company's Joint Plan of Reorganization ("Plan") that will require, among other things, the approval of the requisite majority of the Company's creditors and confirmation by the Bankruptcy Court. The Bankruptcy Court hearing on confirmation of the Plan is set for November 19, 2003. The Company anticipates that the transaction will be consummated in early December.

      As a result of the Plan, Senior Note claims are expected to receive approximately $165 million, and other claims are expected to be paid in full plus applicable interest. Equity interests are expected to receive approximately $46 million, or approximately $6.80 per share. Distributions are subject to the aforementioned adjustment to the purchase price, as well as resolution of disputed claims and certain other adjustments, accordingly, there can be no assurance that the expected distributions will be the ultimate distributions. Distributions will be made over time as claims are liquidated and escrows are released. The expected distributions are net of an escrowed amount of $7.2 million, or $1.07 per share, which may be available for distribution in the future.

      The Company also announced that the voting deadline for Equity interests is extended to November 17, 2003, and that the Company has the authority of the Bankruptcy Court to extend the voting deadline for Senior Note and General Unsecured claims to November 17, 2003 or later. The Bankruptcy Court hearing on confirmation of the Plan continues to be set for November 19, 2003.

      Kasper A.S.L., Ltd. is a leading marketer and manufacturer of women's suits and sportswear. The Company's brands include Albert Nipon, Anne Klein, Kasper and Le Suit. The Company also licenses its Albert Nipon, Anne Klein, and Kasper brands for various men's and women's products.


      This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Such forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. For a discussion of those risks and uncertainties, please see "Disclosure Regarding Forward-Looking Information" in Kasper's Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on April 14, 2003 and Quarterly Report on Form 10-Q filed with the U.S. Securities and Exchange Commission on November 12, 2003. The Company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Investors are also directed to other risks discussed in documents filed by the Company with the Securities and Exchange Commission.


                                   -- more --

                      KASPER A.S.L., LTD. AND SUBSIDIARIES

                             (DEBTOR-IN-POSSESSION)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                                 THIRTEEN WEEKS ENDED                THIRTY-NINE WEEKS ENDED
                                                          ----------------------------------   ------------------------------------
                                                             SEPT. 27            SEPT. 28         SEPT. 27              SEPT. 28
                                                               2003               2002              2003                  2002
                                                          ----------------   ---------------   ---------------      ---------------
                                                                                                                       (RESTATED)
Net sales..............................................         $ 122,491          $ 97,786         $ 310,435            $ 279,174
Royalty income.........................................             5,491             4,533            13,673               12,260
                                                          ----------------   ---------------   ---------------      ---------------
Total revenue..........................................           127,982           102,319           324,108              291,434
Cost of sales..........................................            78,335            58,817           197,399              172,354
                                                          ----------------   ---------------   ---------------      ---------------
Gross profit...........................................            49,647            43,502           126,709              119,080
Operating expenses (income):
Selling, general and administrative expenses...........            25,878            23,475            76,838               71,261
Depreciation and amortization..........................             2,052             1,120             5,022                3,178
Restructuring and other (credits) charges..............              (261)               11              (261)              (1,923)
                                                          ----------------   ---------------   ---------------      ---------------
Total operating expenses...............................            27,669            24,606            81,599               72,516
                                                          ----------------   ---------------   ---------------      ---------------
Operating income.......................................            21,978            18,896            45,110               46,564
Interest and financing costs (excludes $5,157
  and $4,630 of stayed interest in third
  quarter of 2003 and 2002, respectively and
  $15,207 and $11,927 in first nine months
  of 2003 and 2002, respectively)......................               857             1,043             2,566                6,164
                                                          ----------------   ---------------   ---------------      ---------------
Income before reorganization costs, income
 taxes and cumulative effect of change
 in accounting principle...............................            21,121            17,853            42,544               40,400

Reorganization costs...................................             1,271               667             6,323                3,134
                                                          ----------------   ---------------   ---------------      ---------------
Income before provision (benefit) for income
  taxes and cumulative effect of change
   in accounting principle.............................            19,850            17,186            36,221               37,266

Income tax (benefit) provision.........................            (7,601)            7,215              (725)              15,655
                                                          ----------------   ---------------   ---------------      ---------------
Income before cumulative effect of change in accounting
    principle..........................................            27,451             9,971            36,946               21,611

Cumulative effect of change in accounting principle....                --                --                --               30,400
                                                          ----------------   ---------------   ---------------      ---------------
Net income (loss)......................................          $ 27,451           $ 9,971          $ 36,946             $ (8,789)
                                                          ================   ===============   ===============      ===============
Basic and diluted earnings (loss) per
  common  share........................................            $ 4.04            $ 1.47            $ 5.43               $(1.29)
                                                          ================   ===============   ===============      ===============
Weighted average number of shares used in
 computing basic and diluted earnings
  (loss) per common share..............................         6,800,000         6,800,000         6,800,000            6,800,000




                                   -- more --

                      KASPER A.S.L., LTD. AND SUBSIDIARIES
                             (DEBTOR-IN-POSSESSION)
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                     --------------------  --------------------  -------------------
                              ASSETS                                   SEPT. 27, 2003       DECEMBER 28, 2002      SEPT. 28, 2002
                                                                     --------------------  --------------------  -------------------
                                                                         (UNAUDITED)            (AUDITED)           (UNAUDITED)
                                                                                                                     (RESTATED)
Current Assets:
      Cash and cash equivalents....................................              $ 2,652              $ 24,941              $ 4,237
      Accounts receivable, net of reserves of $33,980, $34,679 and
       $37,941, respectively.......................................               67,145                14,479               33,155
      Inventories, net.............................................               46,578                48,302               36,973
      Prepaid expenses and other current assets....................                5,518                 5,441                7,423
                                                                     --------------------  --------------------  -------------------
Total Current Assets...............................................              121,893                93,163               81,788
                                                                     --------------------  --------------------  -------------------
Property, plant and equipment, at cost less
      accumulated depreciation and amortization of
      $25,820, $21,538 and $19,548, respectively...................               19,971                19,673               19,731
Reorganization value in excess of identifiable
      assets, net of accumulated amortization......................               19,844                19,844               19,844
Trademarks, net of accumulated amortization........................              103,162               103,162              103,162

 Other assets, at cost less accumulated
      amortization.................................................                2,162                   997                1,039
                                                                     --------------------  --------------------  -------------------
 Total Assets......................................................            $ 267,032             $ 236,839            $ 225,564
                                                                     ====================  ====================  ===================

  LIABILITIES AND SHAREHOLDERS' EQUITY Current Liabilities Not
Subject to Compromise:
      Accounts payable.............................................             $ 23,552              $ 28,592             $ 17,962
      Accrued expenses and other current liabilities...............               17,687                13,095               30,970
      Interest payable.............................................                   99                   182                  189
      Deferred income taxes........................................                5,426                 9,118                  766
      Deferred royalty income......................................                5,000                 5,098                5,000
      DIP facility.................................................                1,524                    --                   --
                                                                     --------------------  --------------------  -------------------
Total Current Liabilities..........................................               53,288                56,085               54,887
Long-Term Liabilities Not Subject to Compromise:
      Deferred royalty income......................................                6,622                10,000               11,733
      Other long-term liabilities..................................                  604                   738                   --
                                                                     --------------------  --------------------  -------------------
Total Liabilities Not Subject to Compromise........................               60,514                66,823               66,620
Liabilities Subject to Compromise..................................              143,111               145,074              149,171
                                                                     --------------------  --------------------  -------------------
Total Liabilities..................................................              203,625               211,897              215,791
Commitments and Contingencies
Total Shareholders' Equity.........................................               63,407                24,942                9,773
                                                                     --------------------  --------------------  -------------------
Total Liabilities and Shareholders' Equity.........................            $ 267,032             $ 236,839            $ 225,564
                                                                     ====================  ====================  ===================


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